Jackson & Campbell, P.C.
1120 Twentieth St. N.W.
South Tower
Washington, D.C.  20036-3437
(202)457-1600
Fax:  (202)457-1678


February 11, 1998

Aegis Value Fund, Inc.
1100 N. Glebe Road, Suite 1040
Arlington, VA  22201

Ladies and Gentlemen:

     We have acted as special counsel to Aegis Value Fund, Inc. ("Company") in connection with the rendering of certain opinions under Maryland law in connection with the Company's filing of a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933 and/or the Investment Company Act of 1940 ("Registration Statement").
     In so acting we have examined and relied upon originals or copies of such records, documents, certificates and other instruments of the Company as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based on the foregoing and such examination of the law as we have deemed necessary, we are of the opinion that:

     (1) The Company has been duly formed and is validly existing as a corporation under the laws of the State of Maryland.
     (2) Upon the effectiveness of the Registration Statement under applicable federal and state securities laws and the payment of the consideration specified in the Registration Statement, the securities being registered by the Company, when sold, will be legally issued, fully paid and non-assessable.

     The foregoing is limited to the matters expressly set forth herein and excludes all other matters, including, but not limited to, the content, accuracy or completeness of the Registration Statement or any amendments thereto. No opinions are to be implied or may be inferred beyond what is expressly stated.

Sincerely yours,

JACKSON & CAMPBELL, P.C.

BY:  DAVID H. COX